Exhibit 10.54

MANAGEMENT SERVICES AGREEMENT

by and between

CLARIENT, INC. (“Manager”)

and

CLARIENT PATHOLOGY SERVICES, INC. (“Group”)

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is entered into as of July 1, 2008 (the “Execution Date”), by and between CLARIENT PATHOLOGY SERVICES, INC., a California professional corporation (“Group”), and CLARIENT, INC., a Delaware corporation (“Manager”).  Group and Manager are sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.”

RECITALS

A.            Group employs or contracts with physicians licensed to practice medicine in the State of California (collectively, “Group Practitioners”, and each, a “Group Practitioner”) and provides specialty pathology services and related activities.

B.            Manager is the sole shareholder of Clarient Diagnostic Services, Inc., a clinical laboratory licensed under the Federal Clinical Laboratory Improvement Amendments of 1988 and by the State of California (the “Lab”).

C.            Lab and Group have entered into a Professional Services Agreement, dated July 1, 2008 (the “PSA”).

D.            Group and Manager believe that Manager’s provision of the services identified in this Agreement will enhance Group’s ability to provide high quality, efficient medical services.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I.

MANAGER’S OBLIGATIONS

1.1          Financial Management Services.  Manager shall provide financial management services necessary and appropriate for Group’s operations, including accounting, bookkeeping, operation and capital budgeting, tax matters, accounts receivable and accounts payable processing, and electronic data processing.  All business records, papers and documents shall remain the sole property of Group, shall be available for inspection by Group at all reasonable times, and shall be delivered to Group upon any termination or expiration of this Agreement.  Manager shall be entitled to retain a complete copy of all such documents upon any termination or expiration of this Agreement.

1.2          Contracting Services.  Manager shall negotiate the terms and conditions of and execute on Group’s behalf all business agreements, including all agreements with lenders, vendors and consultants.

1.3          Day-to-Day Services.  Manager shall furnish or obtain all telephones, paging devices, office services (including secretarial, duplication and facsimile services) and any other services of a similar nature reasonably necessary in connection with the day-to-day operations of Group.

1.4          Attorney-in-Fact.  Group appoints Manager (and any subcontractor designated by Manager) as Group’s lawful attorney-in-fact for the following purposes (and shall execute the power of attorney attached as Exhibit 1.4):

(a)   Collections.  To collect all revenue from whatever source, including accounts receivable, due to Group from Lab under the PSA (“Collections”), and to receive all Collections on Group’s behalf and to sue for and give satisfaction for monies due on account and to withdraw any claims, suits or proceedings pertaining to or arising out of Manager’s or Group’s right to collect such accounts;

(b)   Endorsement.  To take possession of and endorse in Group’s name any notes, checks, money orders, insurance payments and any other instruments received as Collections; and

(c)   Banking Powers.  To deposit all Collections directly into a bank account held in Group’s name at a banking institution mutually selected by Manager and Group.  Manager (and any subcontractor designated by Manager) shall have the right to make withdrawals from such account to pay all costs and expenses incurred in the operation of Group, including payment of the Management Fee as set forth in Section 3.1, and to fulfill all other terms of this Agreement.

1.5          Supplies.  Manager shall arrange for non-medical supplies necessary for the proper and efficient operation of the Lab to be delivered to Group.

1.6          Support Personnel.  Manager shall provide to Group the support services of non-licensed personnel as reasonably required to support Group’s business operations in connection with the PSA (“Support Personnel”).

(a)   Hiring and Termination.  Manager shall have the right to hire and terminate all Support Personnel.

(b)   Compensation and Employee Benefits.  Except as otherwise agreed between Manager and Group, Manager shall have the right to determine and pay compensation payable to all Support Personnel, including salaries, deferred compensation, fringe benefits, bonuses, health insurance, long-term disability and group life insurance, workers’ compensation insurance, unemployment insurance, retirement benefits and any other benefits that Support Personnel may receive.  Manager shall be responsible for all employee record keeping, payroll accounting (including social security and other payroll tax reporting), income tax withholding, social security and other payroll taxes, forms processing, payroll and Internal Revenue Service filings and records storage and retrieval on behalf of all Support Personnel.

(c)   Supervision and Training of Support Personnel.  Manager shall manage and supervise all Support Personnel, and shall arrange for training.

1.7          Reports.  Manager shall provide Group with financial statements relating to Group operations (“Group Financial Statements”) on an annual basis.  Group shall, at its sole discretion and expense, have the right to conduct an independent audit of Group Financial Statements.

1.8          Books and Records; Confidentiality.  All patient reports, financial records, corporate records, personnel files, written procedures and other such items relating to the business and activities of Group (“Group Records”) shall be the property of Group.  Upon any termination or expiration of this Agreement, Manager shall, at Group’s request, transmit all Group Records to Group or to any other party designated by Group.  Manager shall have a right to copy all records prior to transmittal, at its expense, subject to applicable law.  With respect to patient reports, copying shall only be as applicable law requires, permits, or in connection with a malpractice action involving Manager.  Manager and Group shall comply with all applicable laws concerning the confidentiality of all Group Records.  Manager and its employees shall keep confidential all statistical, financial, and personnel data relating to the business of Group and Group Practitioners except for any data that becomes publicly available, or any data to which the public has the legal right of access, or that may be rightfully obtained from third parties.

1.9          Insurance.  Manager shall assist Group in obtaining malpractice coverage, as set forth in Section 4.1.

1.10        Manager’s Right to Subcontract.  Manager may subcontract with other persons or entities for any of the services that Manager is required to perform under this Agreement.

1.11        Exclusive Authority.  Manager shall have the exclusive authority to perform all of its duties set forth in this Agreement.

ARTICLE II.

GROUP’S RIGHTS AND OBLIGATIONS

2.1          Assistance with Collections.  Group shall provide Manager with complete and accurate charge slips, claims or encounter reports specifically identifying services rendered, service and diagnosis codes in a form and substance as indicated by Manager from time-to-time.  Group shall assist Manager, upon Manager’s request, with all necessary steps for Manager to manage and administer the financial aspects of the Group, including handling Collections.

2.2          Group Governing Documents.  Prior to the execution of this Agreement, Group shall provide to Manager for its review and approval the following governing and operational documents (“Governing Documents”):  Group’s articles of incorporation, bylaws and shareholders’ agreements.  Group shall consistently and uniformly utilize the Governing Documents in the conduct of its business and shall comply with and require performance of all of the provisions contained in the Governing Documents.  Group hereby agrees that, after Manager’s approval of the Governing Documents, Group shall not revise or modify or terminate any of the Governing Documents, or enter into any new agreement or arrangement affecting the ownership or voting of Group’s equity securities or partnership interests (as applicable), without Manager’s prior written approval.

2.3          Merger or Sale of Group.

(a)   Merger or Sale Restrictions.  Group acknowledges that Manager has agreed to enter into this Agreement based upon the skills, qualifications, experience, and characteristics of Group and that any material change in Group’s operations, ownership, control or qualifications may be harmful to Manager’s interests under this Agreement.  In recognition of

Manager’s dependence on Group’s ability to maintain its skills, qualifications, experience, and characteristics, Group agrees that during the term of this Agreement, and any extensions thereto, it shall not enter into a merger or consolidation with another medical group or any other legal entity (“Merger”) without Manager’s prior written consent.  Group further agrees that during the term of this Agreement, and any extensions thereto, it shall not enter into a sale, conveyance, pledge, exchange, assignment, hypothecation, encumbrance or other transfer of any equity interest (including but not limited to shares) or assets comprising five percent (5%) or more of the equity interests or assets of the Group (“Sale”) without Manager’s prior written consent.  Any purported Merger or Sale without Manager’s written consent shall be void and shall constitute a breach of this Agreement.

(b)   Consent Procedure.  In connection with each consent requested by Group for a Merger or Sale, Group shall submit to Manager the terms of the proposed transaction, the identity of the parties to the transaction, the proposed documentation for the transaction and all other information reasonably requested by Manager concerning the proposed transaction.

2.4          Non-Compete.  Throughout the term of this Agreement, Group shall not itself provide management services that are substantially similar to services provided by Manager or any of the services provided by Manager to other parties.  In addition, Group shall not secure the management services of any other provider.

ARTICLE III.

COMPENSATION

3.1          Management Fee.  Group shall pay to Manager a monthly amount determined in accordance with the terms of Exhibit 3.1 (the “Management Fee”), together with any deferred or delinquent amounts due and payable by Group to Manager for any prior period.

3.2          Timing and Manner of Payment.  Manager shall execute payment of Management Fee by Group in accordance with Section 1.4(c) above.

3.3          Unpaid Management Fees.  Group shall treat as an account payable, and Manager shall treat as an account receivable, any amounts that are payable to Manager pursuant to Section 3.1 but are not yet paid to Manager.

3.4          Additional Compensation.  Manager and Group may, from time to time, agree that Manager shall provide to Group items or services not described in this Agreement (“Additional Support”).  Any agreement to provide Additional Support to Group shall be in writing and shall be in the form of an amendment to this Agreement signed by the Parties.  If Manager provides Additional Support to Group, Group shall pay additional compensation to Manager, the amount of which shall be set forth in any such amendment.

3.5          Periodic Adjustments.  The Parties recognize that the Services may change in size and scope over the term of the Agreement which may necessitate adjusting the fees provided for herein.  Therefore, the parties shall review the compensation no less frequently than annually if changes in services by Manager warrant such more frequent review, and may agree in writing to modification of the compensation.  Such review shall consider the scope of the operations pursuant to this Agreement at the time of the review, changes in the purchasing power of money, the size of the Support Personnel workforce and the expenses and risks to the Parties performing this Agreement.

3.6          Post-Termination Fee.  Upon any termination of this Agreement prior to the Expiration Date (as defined in Section 6.1, below), Group shall pay to Manager any accrued but unpaid Management Fee and all other monies owed to Manager pursuant to this Agreement.

ARTICLE IV.

INSURANCE AND INDEMNITY

4.1          Malpractice Liability Insurance.  Group shall obtain and continuously maintain professional malpractice liability insurance coverage, issued by an insurance company licensed or otherwise qualified to issue professional liability insurance policies or coverage in the State of California, and acceptable to Manager, in the amount of at least One Million Dollars ($1,000,000) per occurrence or claim and Three Million Dollars ($3,000,000) in the annual aggregate for the acts and omissions of Group and each Group Practitioner.  At Manager’s option and expense, Manager shall be listed as an additional insured on such professional liability insurance policy, if such coverage is available.  Such coverage shall provide for a date of placement preceding or coinciding with the Effective Date of this Agreement.

4.2          Certificate of Insurance.  On or before the Effective Date, Group shall provide Manager with an original certificate evidencing professional malpractice liability insurance coverage, and shall provide Manager with proof of continued professional malpractice liability insurance coverage on an annual basis (or as periodically requested by Manager).  Group shall provide Manager with no less than thirty (30) days’ prior written notice of cancellation or any material change in such professional malpractice liability insurance coverage.

4.3          Tail Coverage.  If Group’s professional malpractice liability insurance is provided on a claims-made basis, upon the expiration or termination of this Agreement for any reason, Group shall continuously maintain such insurance or purchase from an insurance company licensed or otherwise qualified to issue professional liability insurance policies or coverage in the State of California, and acceptable to Manager, extended reporting period (i.e., “tail”) coverage for the longest extended reporting period then available to ensure that insurance coverage in the amount set forth in Section 4.1 of this Agreement is maintained for claims which arise from professional services provided by Group and any Group Practitioner during the term of this Agreement.  This Section shall survive any termination or expiration of this Agreement.

4.4          Indemnification by Group.  Group shall indemnify, defend and hold harmless Manager against:  (a) any and all liability arising out of Group’s failure to comply with the terms of this Agreement, and any injury, loss, claims, or damages arising from the negligent operations, acts, or omissions of Group or Group’s employees relating to or arising out of Group’s practice or this Agreement; and (b) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of Manager in connection with the defense of such claims.

4.5          Hold Harmless.  Manager shall be responsible for its own acts and omissions and the acts and omissions of its employees and agents.  Manager shall not be responsible for the acts and omissions of Group or Group’s employees and agents in carrying out this Agreement.  Manager shall not be liable for any judgment, settlement, award, fine or otherwise, which arises out of the acts and omissions of Group, or its employees and agents, under this Agreement.  To the extent Manager utilizes its own equipment, products, or other personal property in the performance of its obligations under this Agreement, Manager shall ensure that such equipment, product, or other personal property is suitable and fit for the purpose intended by Manager, free from defects which may damage Group, and otherwise operates in accordance with applicable government standards and safety regulations.

4.6          Cooperation between the Parties.

(a)   The Parties recognize that, during the term of this Agreement and for a period thereafter, certain risk management issues, legal issues, claims or actions may arise that involve or could potentially involve the Parties and their respective employees and agents.  The Parties further recognize the importance of cooperating with each other in good faith when such issues, claims or actions arise, to the extent such cooperation does not violate any applicable laws, cause the breach of any duties created by any policies of insurance or programs of self-insurance, or otherwise compromise the confidentiality of communications or information regarding the issues, claims or actions.  As such, the Parties hereby agree to cooperate in good faith, using their best efforts, to address such risk management and claims handling issues in a manner that strongly encourages full cooperation between the Parties.

(b)   The Parties further agree that if a controversy, dispute, claim, action or lawsuit (each, an “Action”) arises with a third-party wherein both the Parties are included as defendants, each Party shall promptly disclose to the other Party in writing the existence and continuing status of the Action and any negotiations relating thereto.  Each Party shall make every reasonable attempt to include the other Party in any settlement offer or negotiations.  In the event the other Party is not included in the settlement, the settling Party shall immediately disclose to the other Party in writing the acceptance of any settlement and terms relating thereto.

ARTICLE V.

RELATIONSHIP BETWEEN THE PARTIES

5.1          Independent Contractor.  Manager is and shall at all times be an independent contractor with respect to Group in meeting Manager’s responsibilities under this Agreement.  Nothing in this Agreement is intended nor shall be construed to create a partnership, employer-

employee or joint venture relationship between Manager and Group or between Manager and any Group Practitioner.

5.2          Limitation on Control.  Manager shall neither have nor exercise any control or direction over the professional medical judgment of Group or any Group Practitioner, or the methods by which Group or any Group Practitioner performs professional medical services; provided, however, that Group and Group Practitioners shall be subject to and shall at all times comply with the bylaws, guidelines, policies and rules of Manager.  Neither Party shall have any right, power or authority to act for or enter into binding agreements on behalf of the other Party, except as specifically set forth in this Agreement.

ARTICLE VI.

TERM AND TERMINATION

6.1          Term.  This Agreement shall become effective on July 1, 2008 (the “Effective Date”), and shall continue until June 30, 2018 (the “Expiration Date”), subject to the termination provisions of this Agreement.  This Agreement shall automatically renew for two (2) additional terms of five (5) years each, unless either Party gives the other Party written notice of its intention not to renew this Agreement at least thirty (30) calendar days prior to the expiration of the then current term.

6.2          Termination.

(a)   Each Party shall have the right to terminate this Agreement upon a material breach of this Agreement by the other Party where the breach is not cured within ninety (90) calendar days after Party gives written notice of the breach to the breaching Party.

(b)   Notwithstanding the foregoing, upon Group’s failure to timely pay the Management Fee (as set forth on Exhibit 3.1), Manager shall be entitled to terminate this Agreement upon ten (10) days’ written notice to Group.

6.3          Rights upon Termination.  Upon any termination or expiration of this Agreement as set forth in Section 6.1, all rights and obligations of the Parties shall cease except those rights and obligations that have accrued or expressly survive such termination or expiration.

6.4          Return of Property.  Upon any termination or expiration of this Agreement as set forth in Section 6.1, Group shall immediately return and surrender to Manager all property of Manager, in good condition, normal wear and tear excepted, free and clear of any lien, security interest, claim or encumbrance of any kind, unless previously agreed to in writing by Manager.

ARTICLE VII.

TRADE SECRETS, TRADENAMES AND SERVICE MARKS

7.1          Trade Secrets.  During the term of this Agreement, Group and Group Practitioners will have access to and become acquainted with confidential information and trade secrets of Manager, including information and data relating to payor contracts and accounts, clients, billing practices and procedures, business techniques and methods, strategic plans, operations and related data (collectively, “Trade Secrets”).  All Trade Secrets are the property of Manager and used in the course of Manager’s business, and shall be proprietary information protected under the Uniform Trade Secrets Act.  Group shall not, and shall cause Group Practitioners not to, disclose to any person or entity, directly or indirectly, either during the term of this Agreement or at any time thereafter, any Trade Secrets, or use any Trade Secrets other than in the course of meeting Group’s obligations under this Agreement.

7.2          Tradenames and Service Marks.  Manager may adopt one or more tradenames or service marks.  Group authorizes Manager to associate such tradenames or service marks with Group’s name on any correspondence or other public or private communication or advertisement, and Group agrees that Manager may utilize such tradenames and service marks with other physicians who are employed by or contract with Group to provide medical services.  During the term of this Agreement, Group shall not, absent Manager’s prior written consent, use such tradenames or service marks.  Group further agrees that upon any termination or expiration of this Agreement, Group shall not use such tradenames or service marks or contest Manager’s sole and exclusive ownership and right to the use of such tradenames or service marks.

7.3          Injunctive Relief.  Group acknowledges that any violation of the provisions of this Article will cause Manager irreparable injury.  Accordingly, Manager may enforce such provisions by seeking injunctive or other equitable relief in addition to any other remedies available at law.  If a court of competent jurisdiction declares any of the provision of this Article to be too broad to be specifically enforced, such provisions shall be enforced to the maximum extent permitted by law.

ARTICLE VIII.

GENERAL PROVISIONS

8.1          Amendment.  This Agreement may be modified or amended only by mutual written agreement of the Parties.  Any such modification or amendment must be in writing, dated, signed by the Parties and attached to this Agreement.

8.2          Assignment.  Except for assignment by Manager to an entity owned, controlled by, or under common control with Manager, neither Party may assign any interest or obligation under this Agreement without the other Party’s prior written consent.  Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

8.3          Attorneys’ Fees.  If either Party brings an action for any relief or collection against the other Party, declaratory or otherwise, arising out of the arrangement described in this Agreement, the losing Party shall pay to the prevailing Party a reasonable sum for attorneys’ fees and costs actually incurred in bringing such action, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.  For the purpose of this Section, attorneys’ fees shall include fees incurred in connection with discovery, post judgment motions, contempt proceedings, garnishment and levy.

8.4          Waiver of Statute of Limitations.  The Parties expressly waive the four (4) year statute of limitations for civil actions upon written contracts set forth in California Code of Civil Procedure Section 337, and agree that the statutory period for any actions under this Agreement shall run for eight (8) years as permitted by California Code of Civil Procedure Section 360.5.

8.5          Authorized Persons.  Whenever any consent, approval or determination of a Party is required pursuant to this Agreement, the consent, approval or determination shall be rendered on behalf of the Party by the person or persons duly authorized to do so, which the other Party shall be justified in assuming means any officer of the Party rendering such consent, approval or determination, or the Party’s board of directors.

8.6          Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California, except choice of law rules that would require the application of the laws of any other jurisdiction.

8.7          Compliance with Laws.  Group and Group Practitioners shall comply with applicable laws, ordinances, codes and regulations of federal, state and local governments, including laws that require Group and Group Practitioners to disclose any economic interest or relationship with Manager.

8.8          Confidentiality.  Neither Party shall disclose any of the terms of this Agreement to any person or entity, other than its attorneys and accountants, without the prior written consent of the other Party, unless and only to the extent such disclosure is required by law.

8.9          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.10        Entire Agreement.  This Agreement is the entire understanding and agreement of the Parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the Parties.  No other understanding between the Parties shall be binding on them unless set forth in writing, signed and attached to this Agreement.

8.11        Exhibits.  The attached exhibits, together with all documents incorporated by reference in the exhibits, form an integral part of this Agreement and are incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

8.12        Force Majeure.  Except with respect to obligations imposed with regard to payment of the Management Fee and other charges to be paid by Group under this Agreement, neither Party is liable for nonperformance or defective or late performance of any of its obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such Party’s control, including acts of God, war (declared or undeclared), action of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, failure of utilities, or strikes.

8.13        Further Assurances.  Each Party shall, at the reasonable request of the other Party, execute and deliver to the other party all further instruments, assignments, assurances and other documents, and take any actions as the other Party reasonably requests in connection with the carrying out of this Agreement.

8.14        Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

8.15        Interruption of Services.  Notwithstanding any provision in this Agreement to the contrary, Manager shall not be liable to Group in damages or otherwise for any failure, interruption or curtailment of any building service or utility (including without limitation heating, plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems).  Manager shall not be liable to Group for any injury or damage to Group or Group’s business, or any loss of income, or from damage to the goods, wares, merchandise or other property of Group, Group’s employees, invitees, patients or any other person in or about the Lab, or for injury to the person of Group’s employees, agents or contractors (collectively, “Damages”), whether such Damages are caused by or result from fire, steam, electricity, gas, water or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, electrical systems, wires, appliances, plumbing, heating, air conditioning, lighting fixtures, security systems, communication systems, or fire protection and detection systems, whether such Damages result from conditions arising in, on or upon the Lab or in, on or upon other portions of the building of which the Lab is a part or from other sources or places (including without limitation windstorm, hurricane or rainstorm), and regardless of whether the cause of such Damages or the means of repairing such Damages is inaccessible to Group.  Manager shall not be liable for any Damages arising from any act or neglect of any other tenant of the building (if any) in which the Lab is located.

8.16        No Third-Party Beneficiary Rights.  The Parties do not intend to confer and this Agreement shall not be construed to confer any rights or benefits to any person, firm, group, corporation or entity other than the Parties.

8.17        Notices.  All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL).  Notice is deemed given when sent, if sent as specified in this Section, or otherwise deemed given when received.  In each case, notice shall be delivered or sent to:

If to Manager, addressed to:

Clarient, Inc.
31 Columbia
Aliso Viejo, CA 92656
Attention:  Senior Vice President & Chief Financial Officer

If to Group, addressed to:

Clarient Pathology Services, Inc.
31 Columbia
Aliso Viejo, CA 92656
Attention:  Kenneth J. Bloom, MD, FCAP

Either Party may provide for a different address by notifying the other Party of such change as provided for in this Section.

8.18        Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement, and such severance shall have no effect upon the enforceability of the remainder of this Agreement unless the purpose of this Agreement is thereby destroyed.

8.19        Waiver.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  Any waiver granted by a Party must be in writing to be effective, and shall apply solely to the specific instance expressly stated.

8.20        Meaning of Certain Words.  Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns shall include the plural and vice versa.

8.21        Participation in Federal and State Programs.  Neither Group nor any of the Group Practitioners is debarred, suspended, excluded or otherwise ineligible to participate in any federal or state health care program.

[signature page follows]

The Parties have executed this Agreement on the Execution Date.

MANAGER

CLARIENT, INC.,
a Delaware corporation

/s/ Raymond J. Land
By: Raymond J. Land
Its Chief Financial Officer and Secretary

GROUP

CLARIENT PATHOLOGY SERVICES, INC.,
a California professional corporation

/s/ Kenneth J. Bloom
Kenneth J. Bloom, MD, FCAP,
President

Exhibit 1.4

POWER OF ATTORNEY

BY THIS POWER OF ATTORNEY (this “Power of Attorney”), executed as of July       , 2008, CLARIENT PATHOLOGY SERVICES, INC., a California professional corporation (“Group”) appoints CLARIENT, INC., a Delaware corporation (“Manager”) as Group’s attorney-in-fact to perform the following acts in Group’s name and place:

1.             To take all steps necessary and appropriate to collect all claims for payment for professional services rendered by Group;

2.             To endorse all checks made payable to Group in connection with the professional services rendered by Group; and

3.             To negotiate and execute all business agreements on Group’s behalf.

By this Power of Attorney, Group also grants Manager full authority to perform any act necessary and appropriate to the exercise of the foregoing purposes and to accomplish those purposes set forth in the Management Services Agreement (the “Agreement”) between Group and Manager dated as of the date of this Power of Attorney, and ratifies every act that Manager may lawfully perform by virtue of this Power of Attorney.

This Power of Attorney shall be effective as of the Effective Date of the Agreement and shall terminate upon the expiration or termination of the Agreement.

By this Power of Attorney, Group grants Manager the authority to determine, in Manager’s sole discretion, the time, manner and purpose for which any power conferred upon Manager in this Power of Attorney shall be exercised, as well as the conditions, provisions and covenants of any instruments which may be executed by Manager pursuant to this Power of Attorney.

GROUP

/s/ Kenneth J. Bloom

Kenneth J. Bloom, MD, FCAP,
President

Exhibit 3.1

MANAGEMENT FEE

During the term of this Agreement, on or before the seventh (7th) day of each month following the month during which services have been rendered, Group shall pay to Manager a Management Fee of Eighty Thousand Dollars ($80,000.00) per month.